24 March 1999

PAY GRADE 1

WRITTEN STATEMENT OF TERMS AND

CONDITIONS OF EMPLOYMENT

This statement sets out some of your terms and conditions of employment and incorporates the written particulars required by the Employment Rights Act 1996 (as amended). This document, your offer letter, job description, staff information pack and any rules and procedures published by Field constitute the Contract of Employment.

This statement dated 24 March 1999 sets out certain particulars of the terms and conditions on which Field Group, known hereafter as "Field",

at Hollingwood Lane, Lidget Green, Bradford, West Yorkshire BD7 2RQ

employs Martin H O'Connell

Your grading change and other revisions to your contract become effective on 1 April 1999 with the exception of the provisions regarding notice which are introduced with immediate effect.

Previous employment which counts as continuous employment commenced on 1 November 1976.

  PLACE OF WORK

  Your normal place of work is Hollingwood Lane, Lidget Green, Bradford, or a location within a reasonable distance of Bradford or such other location as may be agreed between the company and yourself. You may be required to travel as part of the normal job duties.

  JOB TITLE

  Your job title is Deputy Chief Executive, and you will be required to undertake to undertake all the duties that are within your capability. This position is a grade 1 job in our management structure.

  JOB DUTIES

  In addition to operating as Deputy Chief Executive for the Group, the job requires you to take overall responsibility for operations at Thatcham, Bradford Gravure, Portsmouth Gravure, East Kilbride and Bourgeot.

  Due to the evolving nature and changing demands of our business, the duties described above are only a guide to examples of the kind of job duties you are expected to undertake. Your duties may vary from time to time and you will be given due notice of any such changes.

  HOURS OF WORK

  Your normal hours of work are 9:00 a.m. to 5:00 p.m., Monday to Friday, with one hour for lunch. However, you may be required to work whatever additional hours the needs of the business may from time to time demand.

  SALARY

  From 1 April 1999 your new salary is 150,000 pounds sterling per annum. You will be paid monthly on or around the 21 of each month by direct bank transfer. Salaries are usually reviewed annually on 1 April. Your next review will be 1 April 2000. There is no contractual entitlement to any increase in your salary but you will be notified in writing in any case when there is any change to your salary.

  BONUS

  Field has a bonus scheme. The target payment for achievement of budget and objectives in your position is 45% of salary. The company reserves the right to amend or withdraw the benefits of the scheme at any time and reserves the right to terminate any employees participation in the Bonus Scheme at any time.

  If you are a member of the Field Group Pension Scheme (see Section 10 below) you will be given the opportunity to waive any bonus entitlement in return for an equivalent amount as to be paid into the Field Group Pension Scheme. This is referred to as a Bonus Waiver and further information can be obtained from Keith Taylor, Group Pensions Manager.

  COMPANY CAR

  The company's car policy is available from the Personnel Department. You will note that you can select a car from grade 1 or grade 0, if the latter, you will be required to pay the company the financial difference between the monthly cost of the car and the top figure of grade 0. This sum can be offset against your car tax.

  All motoring expenses, whether for business or private motoring are met by the company. In return you are required to make a monthly contribution of 53.00 pounds sterling per month. This figure is adjusted annually and again can be offset against car tax. The company reserves the right to alter this policy and/or the procedures.

  MEDICAL/HEALTHCARE BENEFITS

    Medical Insurance Scheme

    You are eligible to join the private medical insurance scheme provided by BUPA, also you will be covered by a 24 hour accident policy worldwide. You are already a member of both schemes.

    Health Screening

    You will be eligible for health screening medicals every 3 years up to age 45 and thereafter every 2 years. We currently use Nuffield Hospitals to provide this service.

    Sick Pay Scheme

  Our sick pay scheme ensures you receive the equivalent of your normal salary if absent through accident or illness. Full details on the scheme including the period of entitlement based on length of service are available from the Personnel Department.

  HOLIDAYS

  You will be entitled to 26 annual days holiday in each year plus statutory holidays. In your first year of employment you will receive the amount of holiday actually accrued in the year. Holidays not taken in the year of entitlement will, unless otherwise agreed by Field in writing, will be lost. You will be subject to all the rules of the Holiday Policy which are available from the Personnel Department. Holiday dates must be approved in writing beforehand.

  PENSION SCHEME

  Field operates a contributory pension scheme (the "Scheme"). You are already a member of the scheme.

  PROFESSIONAL BODIES

  The company will pay the annual membership fee for one relevant professional body.

  NOTICE

  In the event of your leaving the company you are required to give the company 12 months' notice whilst the company is required to give you 24 months' notice.

  STAFF INFORMATION PACK

  The staff information pack contains details of other terms and conditions together with our policies and procedures. Where there is a conflict between this Statement and any other terms and conditions in this Statement will prevail. The information pack forms part of your contract of employment. It is therefore very important that you read and fully understand everything in the information pack and should you have any queries you should ask the Personnel Department.

  SAFETY/HYGIENE POLICY

  You will undertake to comply with the Field policy on all health/hygiene, safety and environmental matters.

  DISCIPLINARY RULES AND GRIEVANCE PROCEDURE

  You are subject to the disciplinary rules and procedures set out in the policy which can be obtained from the Personnel Department. In cases of gross misconduct Field reserves the right to dismiss you without notice or pay in lieu. Your rights to appeal against any decision to dismiss you are set out in the Disciplinary Procedure. In all other cases should you be dissatisfied with any other decision affecting your employment you have the right to raise the matter with your immediate Manager.

  DUTY OF CONFIDENTIALITY

  You shall not either during the period of employment with Field, or thereafter, discuss or divulge to any person, firm, company, partnership or organisation any information of a secret or confidential nature acquired during the period of employment with Field. Confidential information includes details about Field's clients, customers, suppliers, employees, actual, potential or past and all details relating to information on any of its data bases. The restrictions contained in this clause shall cease to apply to information which becomes publicly known.

  ALL PROPERTIES TO BE RETURNED ON TERMINATION

  You are required to return to Field, before the end of your employment, or immediately after should your employment terminate without notice, all property belonging to Field including all papers, documents, keys, credit cards, computer media and cars. You will be required to sign an undertaking that all such property has been duly returned.

  REPRESENTING FIELD

  You are not permitted to represent yourself as an authorised agent for Field except where specifically authorised to do so. On termination of your employment you must not hold yourself out as being an employee of Field. Should there be any misrepresentation or intention to deceive in this respect, or any attempt to interfere with existing relationships between Field and its existing or potential clients, suppliers or agents, Field may take proceedings against you to prevent such action and to recover any loss incurred as a result.

  NON-SOLICITATION AND NON-COMPETITION

    In order to protect the legitimate business interests of Field you agree that you will not, without the prior written consent of Field for a period of 12 months after the termination of your employment howsoever caused (whether on your own behalf or on behalf of any other person firm or company:

    engage or be concerned in whether directly or indirectly in any business which competes in any way whatsoever (whether directly or indirectly) with such part or parts of Field's business as you were concerned to a material extent during the final year of your employment with Field.

    solicit, accept or deal with in competition with Field, the custom or business of any person who during the period of 12 months immediately preceding the termination of your employment was a customer or supplier of Field and with whom you had personal contact or dealings on behalf of Field and in relation to such part or parts of Field's business as you were concerned to a material extent during the final year of your employment with Field.

    approach any person who, during the final year of your employment was a senior employee or officer of Field with whom you had a close working relationship with a view to recruiting that person to a business venture which competes (or which will, once operational, compete) with such part or parts of Field's business as you were concerned to a material extent during the final year of your employment with Field.

b. The restrictions contained in this clause are considered necessary and reasonable by the parties. In the event that the restrictions are found to be void unless some part of it were deleted or the period of application reduced then such restriction shall apply with such modifications as may be necessary to make it valid or effective.

20. GARDEN LEAVE

    Field reserves the right where either you or Field gives notice to terminate the employment or otherwise purports to terminate the employment, to exclude you from all or any of Field's places of business, and to require you to remain at home during all or part of the contractual notice period.

    Where Field requires you to stay home under this clause, Field is relieved from any obligation whatsoever to provide you with work to do, and your normal duties as described in this Statement will be suspended for the duration of the notice period. Field will, however, continue to pay your salary and provide all other contractual benefits to which you are entitled for the notice period (provided that it may instead provide you with the cash equivalent of all or any such benefits).

  OTHER BUSINESS INTERESTS

You shall not, whilst in the employment of Field or any other division within the Company, be engaged in any other business or employment whatsoever without the previous consent, in wiring, of Field, but shall devote the whole of your time, attention and abilities exclusively to the business of Field and in all respects obey and conform to the orders and regulations from time to time issued by Field, and shall at all times well and faithfully serve Field.

  INVENTIONS AND DISCOVERIES

  Every invention, improvement or discovery made or discovered by you during the period of your employment with Field and arising out of, or in consequence of, such employment shall be deemed to have been made by and on behalf of Field and shall belong to Field exclusively and you shall forthwith indicate to Field full particulars of each such invention, improvement and discovery. You shall at the request and cost of Field both whilst in such employment and thereafter take such steps as Field may direct to procure the granting of Letters of Patent in the U.K. and similar protection abroad in respect of every invention, improvement and discovery and shall execute all assignments, licenses and other documents required by Field to deal with the said Letters of Patent and/or similar protection in such a manner as Field may think fit.

  SHARE DEALING RULES

  You will comply with the share dealing rules as issued by the company from time to time.

  OTHER AGREEMENTS

You acknowledge that there are no other agreements or arrangements whether written, oral or implied between you and Field relating to your employment other than those expressly set out or referred to in this Statement. In particular, you acknowledge that these terms and conditions are in substitution for all other terms and conditions entered into between you and Field and that you have no claim whatsoever against Field in respect of a waiver of your rights under any former terms and conditions of employment.

/s/ I H DENINSON

Signed on behalf of Field Group plc

Date 24.03.99

I have read, understood and accept the Terms and Conditions of Employment as stated and referred to above and those contained in my offer letter and set out in the staff information pack which are relevant to my employment with Field Group plc.

/s/ M H O'CONNELL

Signed M H O'Connell

Date